October 3, 2012

EAGLE ROCK ENERGY PARTNERS ANNOUNCES SUBSTANTIAL NEW ACREAGE DEDICATION BY ANADARKO IN WESTERN LOUISIANA

HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the "Partnership") announced today that it has entered into an Amendment (the "Amendment") to its existing Gas Gathering and Processing Agreement (the "Agreement") with Anadarko E&P Company LP ("Anadarko") to support Anadarko's drilling program in western Louisiana.

As part of the Amendment, Anadarko will dedicate to the Partnership more than 800,000 additional acres located in Allen, Beauregard, Evangeline, Rapides and Vernon Parishes, Louisiana under a long-term dedication. This is in addition to the 1.1 million acres already subject to the Agreement. The Amendment applies a new fee structure to all new wells spud on or after April 1, 2012 by Anadarko on any of the dedicated lands (inclusive of both the lands already dedicated under the Agreement and the additional lands dedicated under the Amendment). Wells spud prior to April 1, 2012 remain governed by the legacy fee structure set forth in the Agreement. The natural gas from these wells is currently gathered and delivered into the Partnership's Brookeland gathering system and plant for processing and treating.

About the Partnership
The Partnership is based in the United States and is a domestically-focused, growth-oriented limited partnership engaged in the business of (i) gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing NGLs; and crude oil logistics; and (ii) developing and producing interests in oil and natural gas property interests.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations